Exhibit 99.1


    Clear Channel Communications Reports First Quarter 2006 Results

    SAN ANTONIO--(BUSINESS WIRE)--May 3, 2006--Clear Channel Communications Inc. (NYSE:CCU) today reported results for its first quarter ended March 31, 2006.
    The Company reported revenues of approximately $1.5 billion in the first quarter of 2006, an increase of 4% from the $1.4 billion reported for the first quarter of 2005. Included in the Company's revenue is a $28.5 million decline due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 6%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.
    Clear Channel's income and diluted earnings before discontinued operations per share increased 44% and 58%, respectively, to $96.8 million and $0.19 per diluted share during the first quarter of 2006. This compares to income and diluted earnings before discontinued operations per share of $67.1 million and $0.12, respectively, for the same period in 2005.
    The Company's first quarter 2006 net income included approximately $39.6 million of pre-tax gains, $.05 per diluted share after-tax, primarily on the divestitures of radio assets and the swap of certain outdoor assets. Excluding these gains, Clear Channel's first quarter 2006 net income would have been $73.4 million or $0.14 per diluted share and the Company's first quarter 2006 net income and diluted earnings per share growth would have been 9% and 17%, respectively, as compared to first quarter 2005 net income before discontinued operations and diluted earnings before discontinued operations per share. See reconciliation of net income and diluted earnings per share at the end of this press release.
    The Company's OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets -- net) was $389.1 million in the first quarter of 2006, a 6% increase from the first quarter of 2005. See reconciliation of OIBDAN to Net income at the end of this press release.
    "We are off to an impressive start in 2006," said Mark P. Mays, Chief Executive Officer. "The investments we have made in our business as part of our multi-faceted strategic plan are clearly paying off. We are driving tangible returns across virtually every aspect of our business. Supported by considerable increases in audience shares across our radio portfolio, our radio division is performing ahead of expectations, while our outdoor division continues to post steady growth. Companywide, we continue to be optimistic about our outlook for the remainder of the year."
    Mays continued, "We have now largely made the transition from a company focused on strategic realignment and investment to an invigorated organization committed to aggressive execution, strong operating performance and increased cash generation. We will continue to make concerted investments in our content and distribution channels with the goal of increasing our market share among the consumers and advertisers we serve. As a result of our industry leadership, highly profitable business model and emerging digital media businesses, we are in a position of strength in pursuing avenues to generate value for our shareholders."


Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

                                    Three Months Ended          %
(In thousands)                           March 31,            Change
                                 -------------------------  ----------
                                     2006         2005
                                 ------------ ------------
Revenue
-------
 Radio Broadcasting                 $808,896     $773,562       5%
 Outdoor Advertising                 598,369      578,959       3%
 Other                               129,353      122,441       6%
 Eliminations                        (32,236)     (27,152)
                                 ------------ ------------
Consolidated revenue              $1,504,382   $1,447,810       4%
                                 ============ ============

    The Company's 2006 revenue declined approximately $28.5 million from foreign exchange movements during the first quarter of 2006 as compared to the same period of 2005.


Direct operating
 and SG&A expenses
------------------
 Radio Broadcasting                 $546,212      $511,419
 Less: Non-cash compensation
  expense                             (6,309)         (212)
                                 ------------ -------------
                                     539,903       511,207      6%

 Outdoor Advertising                 459,431       455,495
 Less: Non-cash compensation
  expense                             (1,480)           --
                                 ------------ -------------
                                     457,951       455,495      1%

 Other                               112,527       105,074
 Less: Non-cash compensation
  expense                               (977)           --
                                 ------------ -------------
                                     111,550       105,074      6%

 Eliminations                        (32,236)      (27,152)

 Plus: Non-cash compensation
  expense                              8,766           212
                                 ------------ -------------

Consolidated divisional
 operating expenses               $1,085,934    $1,044,836      4%
                                 ============ =============

    The Company's 2006 direct operating and SG&A expenses declined approximately $26.3 million from foreign exchange movements during the first quarter of 2006 as compared to the same period of 2005.


OIBDAN
------
 Radio Broadcasting                 $268,993      $262,355      3%
 Outdoor Advertising                 140,418       123,464     14%
 Other                                17,803        17,367      3%
 Corporate                           (38,121)      (34,678)
                                 ------------ -------------
Consolidated OIBDAN                 $389,093      $368,508      6%
                                 ============ =============

See reconciliation of OIBDAN to net income at the end of this press release.


    Radio Broadcasting

    The Company's radio broadcasting revenues increased 5% during the first quarter of 2006 as compared to the first quarter of 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in revenue per minute and average unit rates. The number of 30-second and 15-second commercials broadcast as a percent of total minutes sold increased in the first quarter of 2006 as compared to the first quarter of 2005. The Company's larger markets (markets 1-50) were the main drivers of the radio revenue growth. Strong advertising categories during the first quarter of 2006 were services, entertainment and health and beauty.
    The Company's radio broadcasting direct operating and SG&A expenses increased $34.8 million for the first quarter of 2006 as compared to the first quarter of 2005. This growth includes an increase in non-cash compensation expense of $6.1 million as result of adopting FAS 123R. Also contributing to the increase were increased costs associated with programming and other long-term initiatives.

    Outdoor Advertising

    The Company's outdoor advertising revenue increased 3% during the first quarter of 2006 as compared to the first quarter of 2005. Included in the 2006 results is approximately $28.5 million from declines related to foreign exchange movements compared to 2005. Strictly excluding the effects of foreign exchange, the Company's outdoor advertising revenue for the first quarter of 2006 would have increased 8% over the first quarter of 2005.
    Outdoor advertising expenses increased $3.9 million, including $1.5 million in non-cash compensation expense related to the adoption of FAS 123R, during the first quarter of 2006 as compared to the first quarter of 2005. This increase was partially offset by a decline of approximately $26.3 million from foreign exchange movements.
    The Company's outdoor advertising OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets -- net) increased 14% in the first quarter of 2006 as compared to the same period of 2005. Outdoor advertising OIBDAN would have increased 16% in the first quarter of 2006 strictly excluding the effects of foreign exchange movements.

    --  Americas Outdoor

    The Company's Americas revenue increased 8% during the first quarter of 2006 as compared to the first quarter of 2005 primarily attributable to growth in average rates across most of the Company's inventory. Local revenues performed better than national revenues during the quarter across the majority of the Company's markets. Strong market revenue growth during the quarter included Los Angeles, San Francisco, Orlando, San Antonio and Cleveland. The Company's Latin American markets also had a very strong first quarter. Strong advertising client categories included entertainment and amusements, business and consumer services, insurance and real estate.
    Direct operating and SG&A expenses increased 4% in the first quarter of 2006 over the first quarter of 2005 primarily from an increase in bonus and commission expenses of $2.9 million related to the increase in revenue, and an increase in non-cash compensation expense of $1.2 million related to the adoption of FAS 123R. The Company's direct production expenses were essentially unchanged during the first quarter of 2006 compared to the first quarter of 2005 primarily from lower production expenses associated with its Spectacolor displays.

    --  International Outdoor

    Revenues from the Company's international outdoor operations decreased $0.8 million in the first quarter of 2006 as compared to the first quarter of 2005 primarily from movements in foreign exchange. The Company's revenue growth would have been 9%, strictly excluding the effects of foreign exchange. The growth in revenues was attributable to growth in both street furniture and billboard sales and Clear Media Limited (a Chinese outdoor company), which the Company began consolidating in the third quarter of 2005. Strong markets for the first quarter of 2006 as compared to the first quarter of 2005 included France, Italy and Australia.
    Direct operating and SG&A expenses decreased 1% over the first quarter of 2005. Strictly excluding the effects of foreign exchange, the Company's expenses would have increased 8% primarily from the consolidation of Clear Media and site lease expenses including an increased rental from the renewal of a street furniture contract in the United Kingdom. Also included in the increase is $0.3 million in non-cash compensation expense related to the adoption of FAS 123R.

    FAS No. 123R: Share Based Payment ("FAS 123R")

    The Company adopted FAS 123R on January 1, 2006, under the modified-prospective approach which requires it to recognize non-cash compensation cost in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relates primarily to restricted stock awards. The following table details non-cash compensation expense for the first quarter of 2006 and 2005, respectively, assuming the Company expensed options during 2005:


(In millions)                            Three Months Ended March 31,
                                        ------------------------------
                                           2006     2005(a)   2005(b)
                                        ---------- --------- ---------
Direct operating expense                     $4.3      $0.2       4.7
SG&A                                          4.5        --       4.5
Corporate                                     3.4       1.3       4.9
                                        ---------- --------- ---------
Total non-cash compensation                 $12.2      $1.5     $14.1
                                        ========== ========= =========

(a) Actual non-cash compensation expense recognized in the 2005 financial statements

(b) Assumes the Company expensed options during 2005.


    Return of Capital to Shareholders

    On August 9, 2005, the Company announced its intention to return approximately $1.6 billion of capital to shareholders through either share repurchases, a special dividend or a combination of both. Since announcing its intent through May 1, 2006, the Company has returned approximately $1.3 billion to shareholders by repurchasing 42.4 million shares of its common stock. Since announcing a share repurchase program in March 2004, the Company has repurchased approximately 119.8 million shares of its common stock for approximately $3.9 billion. Subject to its financial condition, market conditions, economic conditions and other factors, it remains the Company's intention to return the remaining balance of the approximately $1.6 billion in capital to its shareholders through either share repurchases, a special dividend or a combination of both. The Company intends to fund any share repurchases and/or a special dividend from funds generated from the repayment of intercompany debt, the proceeds of any new debt offerings, available cash balances and cash flow from operations. The timing and amount of a special dividend, if any, is in the discretion of the Company's Board of Directors and will be based on the factors described above.
    The $1 billion share repurchase plan authorized on August 9, 2005, has been completed. A $600 million repurchase plan was authorized by the Board of Directors on March 9, 2006 and $343.0 remains under this plan.

    Conference Call

    The Company will host a teleconference to discuss its results today at 9:00 a.m. Eastern Time. The conference call number is 866-719-0110 and the pass code is 8302224. Please call 10 minutes in advance to ensure that you are connected prior to the presentation. The teleconference will also be available via a live audio cast on the Company's website, located at www.clearchannel.com. A replay of the call will be available for 72 hours after the live conference call, beginning at 12:00 p.m. Eastern Time. The replay number is 888-203-1112 and the pass code is 8302224. The audio cast will also be archived on the Company's website and will be available beginning 24 hours after the call for a period of 30 days.


TABLE 1 -- Financial Highlights of Clear Channel Communications Inc.
 and Subsidiaries -- (Unaudited)


                                        Three Months Ended
(In thousands, except per share data)        March 31,
                                      -----------------------    %
                                         2006        2005      Change
                                      ----------- ----------- --------
Revenue                               $1,504,382  $1,447,810      4%
Direct operating expenses (includes
 non-cash compensation expenses of
 $4,316 and $212 in 2006 and 2005,
 respectively)                           612,786     588,082
Selling, general and administrative
 expenses (includes non-cash
 compensation expenses of $4,450 and
 none in 2006 and 2005, respectively)    473,148     456,754
Corporate expenses (includes non-cash
 compensation expenses of $3,403 and
 $1,289 in 2006 and 2005,
 respectively)                            41,524      35,967
Depreciation and amortization            151,290     155,395
Gain on disposition of assets -- net      47,510         925
                                      ----------- -----------
Operating Income                         273,144     212,537     29%

Interest expense                         114,376     106,649
Gain (loss) on marketable securities      (2,324)     (1,073)
Equity in earnings of nonconsolidated
 affiliates                                6,909       5,633
Other income (expense) -- net               (583)      1,440
                                      ----------- -----------
Income before income taxes, minority
 interest and discontinued operations    162,770     111,888
Income tax benefit (expense):
 Current                                  (3,273)    (10,030)
 Deferred                                (63,463)    (34,166)
                                      ----------- -----------
Income tax benefit (expense)             (66,736)    (44,196)
Minority interest income (expense),
 net of tax                                  780        (574)
                                      ----------- -----------
Income before discontinued operations     96,814      67,118     44%
Loss from discontinued operations             --     (19,236)
                                      ----------- -----------

Net Income                               $96,814     $47,882    102%
                                      =========== ===========

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                       $0.19     $0.12
                                        ========== =========

Diluted earnings per share                  $0.19     $0.09
                                        ========== =========

Weighted average shares outstanding
 -- Diluted                               518,816   560,956


TABLE 2 -- Selected Balance Sheet Information

Selected balance sheet information for 2006 and 2005 was:


                                              March 31,   December 31,
(In millions)                                    2006         2005
                                             ------------ ------------
                                             (Unaudited)   (Audited)
Cash                                               $89.6        $82.8
Total Current Assets                            $2,207.8     $2,398.3
Net Property, Plant and Equipment               $3,222.1     $3,255.6
Total Assets                                   $18,502.1    $18,703.4
Current Liabilities (excluding current
 portion of long-term debt)                     $1,194.1     $1,216.1
Long-Term Debt (including current portion
 of long-term debt)                             $7,655.6     $7,046.5
Shareholders' Equity                            $7,985.6     $8,826.5


TABLE 3 -- Capital Expenditures -- Unaudited

Capital expenditures for the first quarter of 2006 and 2005 were:


(In millions)                       March 31, 2006     March 31, 2005
                                   ----------------   ----------------

Non-revenue producing                        $39.1              $38.9
Revenue producing                             25.0               20.0
                                   ----------------   ----------------
  Total capital expenditures                 $64.1              $58.9
                                   ================   ================


    The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.


TABLE 4 -- Long-Term Debt -- Unaudited

At March 31, 2006, Clear Channel had long-term debt of:


(In millions)                            March 31, 2006
                                        ----------------

Bank Credit Facilities                           $419.4
Public Notes                                    7,018.0
Other Debt                                        218.2
                                        ----------------
  Total                                        $7,655.6
                                        ================


    Liquidity and Financial Position

    For the quarter ended March 31, 2006, cash flow from operating activities was $444.7 million, cash flow used by investing activities was $97.3 million, and cash flow used in financing activities was $340.6 million for a net increase in cash of $6.8 million.
    Leverage, defined as debt(c), net of cash, divided by the trailing 12-month pro forma EBITDA(d), was 3.6x at March 31, 2006.
    As of March 31, 2006, 75% of the Company's debt bears interest at fixed rates while 25% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at March 31, 2006 was 6.1%.
    On March 21, 2006 the Company completed a debt offering of $500.0 million 6.25% Senior Notes due 2011. Interest is payable on March 15 and September 15 of each year. The aggregate net proceeds of approximately $497.5 million were used to repay borrowings under the Company's bank credit facility.
    As of May 2, 2006, the Company had approximately $921.1 million available on its bank credit facility. The Company has $750.0 million of public debt maturing during 2006. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

    (c) As defined by Clear Channel's credit facility, debt is long-term debt of $7,656 million plus letters of credit of $161 million; guarantees of third-party debt of $9 million; net original issue discount/premium of $16 million; deferred purchase consideration of $8 million included in other long-term liabilities; plus the fair value of interest rate swaps of $47 million; and less purchase accounting premiums of $10 million.

    (d) As defined by Clear Channel's credit facility, pro forma
        EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

    Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain on Disposition of Assets -- Net
(OIBDAN)

    The following tables set forth Clear Channel's OIBDAN for the three months ended March 31, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation and the following line items presented in its Statement of Operations:
Discontinued operations, Minority interest, net of tax; Income tax benefit (expense); Other income (expense) -- net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain on disposition of assets -- net; and D&A.
    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.
    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.
    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2006 actual foreign revenues and expenses at average 2005 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.
    As required by the SEC, the Company provides reconciliations below of (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to Revenue; (iii) Expense excluding foreign exchange effects to Expense; (iv) OIBDAN to net income, the most directly comparable amounts reported under GAAP; and
(v) Net Income and Diluted Earnings Per Share excluding certain items discussed earlier.


                                                  Gain on
              Operating   Non-cash              Disposition
(In            income   compensation            of assets --
 thousands)    (loss)      expense       D&A        net       OIBDAN
              --------- ------------- --------- ------------ ---------

Three Months
 Ended March
 31, 2006
-------------
Radio Brd     $228,807        $6,309   $33,877          $--  $268,993
Outdoor         42,618         1,480    96,320           --   140,418
Other              105           977    16,721           --    17,803
Gain on
 disposition
 of assets --
 net            47,510            --        --      (47,510)       --
Corporate      (45,896)        3,403     4,372           --   (38,121)
              --------- ------------- --------- ------------ ---------
 Consolidated $273,144       $12,169  $151,290     $(47,510) $389,093
              ========= ============= ========= ============ =========

Three Months
 Ended March
 31, 2005
-------------
Radio Brd     $226,449          $212   $35,694          $--  $262,355
Outdoor         25,198            --    98,266           --   123,464
Other              617            --    16,750           --    17,367
Gain on
 disposition
 of assets --
 net               925            --        --         (925)       --
Corporate      (40,652)        1,289     4,685           --   (34,678)
              --------- ------------- --------- ------------ ---------
 Consolidated $212,537        $1,501  $155,395        $(925) $368,508
              ========= ============= ========= ============ =========


Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue


                                   March 31,    March 31,
(In thousands)                       2006         2005
                                 ------------ -------------

Revenue                           $1,504,382    $1,447,810      4%
Add: Foreign exchange decline         28,525            --
                                 ------------ -------------
Revenue excluding effects
 of foreign exchange              $1,532,907    $1,447,810      6%
                                 ============ =============

Outdoor Revenue                     $598,369      $578,959      3%
Add: Foreign exchange decline         28,525            --
                                 ------------ -------------
Outdoor Revenue excluding
 effects of foreign exchange        $626,894      $578,959      8%
                                 ============ =============

International Outdoor Revenue       $324,267      $325,109      0%
Add: Foreign exchange decline         29,537            --
                                 ------------ -------------
International Outdoor Revenue
 excluding effects of foreign
 exchange                           $353,804      $325,109      9%
                                 ============ =============


Reconciliation of Expense excluding Foreign Exchange Effects to
 Expense

                                   March 31,    March 31,
(In thousands)                       2006         2005
                                 ------------ -------------

International Outdoor Expense       $291,226      $293,899     (1%)
Add: Foreign exchange decline         27,062            --
                                 ------------ -------------
International Outdoor Expense
 excluding effects of foreign
 exchange                           $318,288      $293,899      8%
                                 ============ =============


Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN


                                   March 31,    March 31,
(In thousands)                       2006         2005
                                 ------------ -------------

OIBDAN                              $140,418      $123,464     14%
Add: Foreign exchange decline          2,247            --
                                 ------------ -------------
OIBDAN excluding effects of
 foreign exchange                   $142,665      $123,464     16%
                                 ============ =============


Reconciliation of OIBDAN to Net income


                                                  Three Months Ended
(In thousands)                                        March 31,
                                                ----------------------
                                                   2006        2005
                                                ----------  ----------

OIBDAN                                           $389,093    $368,508
Non-cash compensation expense                      12,169       1,501
Depreciation & amortization                       151,290     155,395
Gain on disposition of assets -- net               47,510         925
                                                ----------  ----------
Operating Income                                  273,144     212,537

Interest expense                                  114,376     106,649
Gain (loss) on marketable securities               (2,324)     (1,073)
Equity in earnings of nonconsolidated
 affiliates                                         6,909       5,633
Other income (expense) -- net                        (583)      1,440
                                                ----------  ----------
Income before income taxes, minority interest
 and discontinued operations                      162,770     111,888
Income tax benefit (expense):
 Current                                           (3,273)    (10,030)
 Deferred                                         (63,463)    (34,166)
                                                ----------  ----------
Income tax benefit (expense)                      (66,736)    (44,196)
Minority interest income (expense), net of tax        780        (574)
                                                ----------  ----------
Income before discontinued operations              96,814      67,118
Loss from discontinued operations                      --     (19,236)
                                                ----------  ----------

Net income                                        $96,814     $47,882
                                                ==========  ==========


Reconciliation of Net Income and Diluted Earnings per Share ("EPS")


(In millions, except per share     Quarter Ended      Quarter Ended
 data)                             March 31, 2006     March 31, 2005
                                 ------------------ ------------------
                                 Net Income   EPS   Net Income   EPS
                                 ---------- ------- ---------- -------
Reported Amounts                     $96.8   $0.19      $47.9   $0.09
Add: Discontinued Operations            --      --       19.2    0.03
Less: Gain on disposition
 of asset                            (39.6)  (0.08)        --      --
Current and deferred tax effects      16.2    0.03         --      --
                                 ---------- ------- ---------- -------
Amounts excluding certain items      $73.4   $0.14      $67.1   $0.12
                                 ========== ======= ========== =======


    About Clear Channel Communications

    Clear Channel Communications Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.

    Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.
    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications' future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Communications' reports filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this document, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.



    CONTACT: Clear Channel Communications Inc., San Antonio
             Investors:
             Randy Palmer, 210-832-3315
             or
             Media:
             Lisa Dollinger, 210-832-3474
             http://www.clearchannel.com